As filed with the Securities and Exchange Commission on April 28, 2015

Registration No. 333-201468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Pre-Effective Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANWEALTH MINERALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1000	27-2288541
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1376 Perrot Boulevard Ile Perrot, Quebec, Canada J7V 7P2 (514) 425-2020 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garth McIntosh

Chief Executive Officer

Canwealth Minerals Corporation

1376 Perrot Boulevard

Ile Perrot, Quebec, Canada J7V 7P2

(514) 425-2020

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

With copies to:

Alan C. Ederer, Esq.

Westerman Ball Ederer Miller Zucker & Sharfstein, LLP

1201 RXR Plaza

Uniondale, NY 11556

Telephone: (516) 622-9200

Facsimile: (516) 622-9212

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders named in the prospectus contained herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common stock, par value $0.0001 per share	8,602,000	$0.10	$860,200	$99.96

(1)	This registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	This registration fee shall be offset against the $2,046.00 fee paid by Canwealth Minerals Corporation in connection with its Registration Statement on Form S-1 (Registration No. 333-189845) initially filed with the Securities and Exchange Commission on July 8, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 4.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED APRIL 28, 2015

PRELIMINARY PROSPECTUS

CANWEALTH MINERALS CORPORATION

Up to 8,602,000 Shares of Common Stock

The selling stockholders named in this prospectus may offer and sell up to 8,602,000 shares of our common stock, par value $0.0001 per share, held by them. The shares being sold by the selling stockholders were issued to them in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We are not selling any common stock under this prospectus and will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. These shares will be offered for sale by the selling stockholders from time to time in a number of different ways as described in the section of this prospectus entitled “Plan of Distribution.” We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, if any, which will be paid by selling stockholders.

No public market currently exists for our common stock. Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Bulletin Board, or the OTC. The offering price at which the selling stockholders will sell the shares of common stock that are part of this offering shall be $.10 per share until our shares are quoted on the OTC, and thereafter at prevailing market prices or at privately negotiated prices, as described in the section of this prospectus entitled “Plan of Distribution.”

Shares Offered by the Selling Stockholders	Price to the Public	Selling Agent Commissions	Proceeds to the Selling Stockholders
Per Share	$.10	Not applicable	$.10
Total (8,602,000 shares)	$860,200	Not applicable	$860,200

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, and such securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The shares being offered by this prospectus will be offered for a period not to exceed two years from the original effective date of this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

An investment in our common stock involves a high degree of risk. We urge you to read carefully the “Risk Factors” section beginning on page 4, where we describe specific risks associated with an investment in Canwealth Minerals Corporation and these securities, before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2

RISK FACTORS	3

USE OF PROCEEDS	9

DETERMINATION OF OFFERING PRICE	9

DILUTION	9

SELLING STOCKHOLDERS	9

PLAN OF DISTRIBUTION	12

DESCRIPTION OF SECURITIES	14

INTEREST OF NAMED EXPERTS AND COUNSEL	15

DESCRIPTION OF BUSINESS	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	31

MANAGEMENT	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	34

ABOUT THIS PROSPECTUS	35

WHERE YOU CAN FIND MORE INFORMATION	35

LEGAL MATTERS	35

TRANSFER AGENT	35

EXPERTS	35

INCORPORATION BY REFERENCE	35

ANNEX A – MINING CLAIMS	36

CONSOLIDATED FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is only a summary, it may not contain all of the information that may be important to you in making an investment decision. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the information incorporated herein by reference, before making an investment decision.

All references in this prospectus to “Canwealth,” “we,” “us,” “our,” “the Company” or “our Company” refer to Canwealth Minerals Corporation, a Delaware corporation.

Our Company and Predecessor

USG1, Inc., or USG1, the predecessor to Canwealth, was formed on February 27, 2010 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including selected mergers and acquisitions. USG1 registered its common stock in a Form 10 registration statement filed pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 12(g) thereof.

Canwealth Minerals Corporation (Canada), or Canwealth Canada, was formed on February 1, 2006 under the laws of the Canada Business Corporations Act. Canwealth Canada’s mission is to explore the mining claims it has registered in various areas of Northern Quebec, which based on assay reports of preliminary surface samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, rare earth elements, or REE, and other minerals.

Prior to the consummation of the merger described in the following paragraph, the stockholders of Canwealth Canada contributed their shares of Canwealth Canada to the Company in exchange for shares of the Company’s common stock. Accordingly, Canwealth Canada became a wholly-owned subsidiary of the Company.

On February 11, 2013, USG1 and the Company consummated a merger whereby the existing shares of the Company’s common stock converted into USG1 common stock, and the existing USG1 stockholders continued to hold their shares of USG1 common stock.

USG1 succeeded to the mining business and operations of the Canwealth entities and, contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation.”

Description of Business

We are an exploration stage company located in Ile Perrot, Quebec, Canada formed for the purposes of acquiring, exploring and, if warranted and feasible, developing commercially viable mineral deposits, including gold, silver, platinum, palladium, base metals and REE, in the Province of Quebec. We intend to engage in grass roots mineral exploration which includes conventional prospecting, geological and geophysical surveys, applied research and core drilling.

At the present time, our sole activity is acquiring and holding mining claims with respect to five mineral properties located in the mineral-rich Abitibi Greenstone Belt zone of the Grenville orogeny in southern Quebec, Canada. We have not initiated our exploration program, hired employees, realized any revenues or begun operations or mine development to date. Our initial focused activity will be to search for viable mineral deposits in Quebec under a Phase 1 program. Our Phase 2 program is expected to involve staking of additional claims, entering into joint ventures with other mining companies and/or optioning properties in other mining jurisdictions in Canada. Our Phase 3 program is expected to involve taking the Company on an international level in a quest for viable mineral deposits.

A leadership team will be assembled in the form of an exploration team which will be actively conducting fieldwork and assessments and assembling data to support new approaches that will expand the scope of our exploration projects. This exploration team will consist of a core group of experienced geologists and geoscientists, mining engineers, consultants and mineral research institutions, all committed to the quest of determining the mineral source(s) of our properties.

Table of Contents	1

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment. For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus.

The Offering

The selling stockholders named in this prospectus are offering up to 8,602,000 shares of our common stock held by them. We issued the shares of common stock to the selling stockholders in private placements completed by us and by our predecessor. For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.” The shares being offered by this prospectus will be offered for a period not to exceed two years from the original effective date of this prospectus.

Use of Proceeds

We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.

Principal Office, Telephone Number and Internet Address

Our principal executive office is located at 1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2. Our telephone number is (514) 425-2020 and our internet address is www.canwealthminerals.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as that term is used in federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology.

Factors that could cause actual results to differ materially include, but are not limited to:

•	adverse economic conditions,
•	inability to raise sufficient additional capital to operate our business,
•	unexpected costs, lower than expected sales and revenues, and operating deficits,
•	adverse results of any legal proceedings,
•	the volatility of our operating results and financial condition,
•	inability to attract or retain qualified senior management personnel, including sales and marketing personnel,
•	inability to achieve anticipated product sales, and
•	other specific risks that may be referred to in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.

Table of Contents	2

Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this document is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

Risks Relating to Our Business

We are an exploratory stage company and have a limited history of operations, making an evaluation of us extremely difficult. At this stage, even with our good faith efforts, there is nothing on which to base an assumption that we will become profitable or generate any significant amount of revenues.

We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We have not yet recognized revenues from our operations, and since our inception we have incurred significant operating losses and negative cash flows. We have been focused on organizational, start-up activities and business plan development since we incorporated. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our product, the level of our competition and our ability to attract and maintain key management and employees. If we cannot achieve operating profitability, we may not be able to meet our working capital requirements, which will have a material adverse effect on our operating results and financial condition.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The report of our independent auditors dated April 14, 2015 on our consolidated financial statements for the year ended December 31, 2014 included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our incurring significant losses from operations and our working capital deficit position. Our ability to continue as a going concern will be determined by our ability to obtain additional funding in the short term to enable us to realize the commercialization of our planned business operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

Table of Contents	3

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Due to the speculative nature of mineral property exploration, there is substantial risk that no commercially viable mineral deposits will be found on the properties on which we currently own mining claims or other mineral properties that we acquire.

In order for us to even commence mining operations we face a number of challenges which include finding qualified professionals to conduct our exploration program, obtaining adequate financing to continue our exploration program, locating a viable mineral body, partnering with a senior mining company, and ultimately selling minerals in order to generate revenue. Moreover, exploration for commercially viable mineral deposits is highly speculative in nature and involves substantial risk that no viable mineral deposits will be located on any of our present or future mineral properties. There is a substantial risk that the exploration program that we will conduct on our mining claims may not result in the discovery of any significant mineralization, and therefore no commercial viable mineral deposit. There are numerous geological features that we may encounter that would limit our ability to locate mineralization or that could interfere with our exploration programs as planned, resulting in unsuccessful exploration efforts. In such a case, we may incur significant costs associated with an exploration program, without any benefit. This would likely result in a decrease in the value of our common stock.

Due to the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or may elect not to insure. We currently have no such insurance nor do we expect to obtain such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets and cease operations, resulting in the loss of your entire investment.

Our activities are subject to governmental regulations which may subject us to penalties for failure to comply, may limit our ability to conduct exploration activities and could cause us to delay or abandon our projects.

Table of Contents	4

Various regulatory requirements affect the current and future activities of the Company, including exploration activities on our mining claims. Failure to comply with applicable laws, regulations, and licensing requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing exploration activities to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining activities may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Any change in or amendments to current laws, regulations and permits governing activities of mineral exploration companies, or more stringent implementation thereof, could require increases in exploration expenditures, or require delays in exploration or abandonment of new mineral properties. The cost of compliance with changes in governmental regulations has a potential to increase the Company’s expenses.

Because we are subject to compliance with environmental regulation, the cost of our exploration program may increase.

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain exploration and mining industry operations which would result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. Environmental legislation is evolving in a manner which means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Competition in the mineral exploration and prospecting industry is intense, and we have limited financial and personnel resources with which to compete.

Competition in the mineral exploration and prospecting industry is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for gold and other precious metals on a global basis. We are an insignificant participant in the gold industry due to our limited financial and personnel resources. We presently operate with a sole employee, and anticipate that we will compete with other companies in our industry to hire additional qualified personnel which will be required to successfully operate our Company. We may be unable to attract the necessary investment capital or personnel to fully develop our marketing and business plan. Consequently, our revenues, operations and financial condition could be materially adversely affected. However, while we compete with other exploration companies, there is no competition for the exploration or removal of minerals from our mining claims.

The market prices for gold and other precious metals are based on numerous factors beyond our control and, in general, are volatile.

The gold and precious metals industry is intensely competitive, resulting in a great deal of price volatility. Even if we have the ability to market commercial quantities of gold and other mineral resources, prevailing prices could limit our ability to earn a profit for the sale of those resources. Factors beyond our control may affect the marketability of minerals, including international, economic and political trends, expectations of inflation, global and regional supply and demand and consumption patterns, metal stock levels maintained by producers and others, the availability and cost of metal substitutes, currency exchange fluctuations, inflation rates, interest rates, speculative activities and increased production due to improved mining and production methods. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

The loss or unavailability to the Company of Mr. McIntosh’s services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Table of Contents	5

Our business plan is significantly dependent upon the abilities and continued participation of Garth McIntosh, our president and chief executive officer. It would be difficult to replace Mr. McIntosh at such an early stage of development. The loss by or unavailability to us of Mr. McIntosh’s services would have an adverse effect on our business, operations and prospects. In the event that we are unable to locate or employ personnel to replace Mr. McIntosh, we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Current management’s lack of experience in operating a public company could impact your return on investment, if any.

As a result of our reliance on Mr. McIntosh, and his lack of experience in operating a public company, our investors are at risk in losing their entire investment. Mr. McIntosh intends to hire personnel in the future, when sufficiently capitalized, who would have the experience required to manage our Company. Such management is not anticipated until the occurrence of future financing. Until such a future offering occurs, and until such management is in place, we are reliant upon Mr. McIntosh to make the appropriate management decisions.

Current management’s lack of experience in and/or with mining and, in particular, mineral exploration activity, means that it is difficult to assess, or make judgments about, our potential success.

Mr. McIntosh does not have any prior experience with and has never been employed in the mining industry. With no direct training or experience in exploring for, starting, and/or operating a mine, Mr. McIntosh may not be fully aware of many of the specific requirements related to mineral exploration, let alone the overall mining industry as a whole. Consequently, our operations, earnings, and ultimate financial success could be negatively impacted due to Mr. McIntosh’s future decisions or lack of sophistication or experience in this particular industry. As a result, if we do obtain the funding or other means to implement a bona fide mineral exploration program, such program will likely have to be implemented and carried out by joint venturers, partners or independent contractors who would have the requisite mineral exploration experience and know-how that we currently lack.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

To fully implement our business plan, we will require substantial additional funding. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our officers and directors are entitled to indemnification and limitation of liability under our organizational documents and applicable law.

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation provides, however, that our officers and directors shall have no personal liability to us or our stockholders for damages for any breach of duty owed to us or our stockholders, unless they breached their duty of loyalty, did not act in good faith, knowingly violated a law, or received an improper personal benefit. Our certificate of incorporation and bylaws also provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur by reason of their serving in such capacitates, provided that they do not breach their duty of loyalty, act in good faith, do not knowingly violate a law, and do not received an improper personal benefit.

We may be unable to comply with disclosure controls and procedures necessary to make required public filings.

Table of Contents	6

We currently have no full-time employees other than our Chief Executive Officer, although we intend to add personnel once we are sufficiently capitalized. Given our limited personnel, we may be unable to maintain effective controls to insure that we are able to make all required public filings in a timely manner. If we are successful in having our common stock listed on a stock exchange or quotation service, and if we do not make all public filings in a timely manner, our shares of common stock may be delisted and we could also be subject to regulatory action and/or lawsuits by stockholders.

Sarbanes-Oxley and federal securities laws reporting requirements can be expensive.

As a public reporting company, we will be subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Exchange Act, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, are significant and may increase in the future.

Risks Relating to Our Common Stock

A significant amount of our common stock is held by a few stockholders.

As of the date of this prospectus, ICBS, Ltd. and Radcor Inc. hold 38,648,077 (or approximately 76.12%) and 5,521,154 (or approximately 10.88%), respectively, of our outstanding shares of common stock and could, therefore, have a significant influence on us. Garth McIntosh, our President, Chief Executive Officer and Chairman of the Board, is the president, director and a principal shareholder of ICBS, Ltd.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we have been in contact with an authorized OTC market maker for sponsorship of our securities on the OTC, we have not made any arrangements to do so and our attempts to do so may be unsuccessful. If our securities are not quoted on the OTC or elsewhere, a market may not develop for the common stock or a market in the common stock may not be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

Further issuances of equity securities may be dilutive to current stockholders.

We will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then market price for our common stock. Any issuance of additional shares of our common stock will be dilutive to existing stockholders and could adversely affect the market price of our common stock.

Our certificate of incorporation grants the board of directors the power to designate and issue additional shares of preferred stock.

Our certificate of incorporation grants our board of directors authority to, without any action by our stockholders, designate and issue, from our authorized capital, shares in such classes or series as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

Because our common stock is deemed a low-priced “penny stock,” an investment in our common stock should be considered high risk and subject to marketability restrictions.

Table of Contents	7

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	deliver to the customer, and obtain a written receipt for, a disclosure document;
•	disclose certain price information about the stock;
•	disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	send monthly statements to customers with market and price information about the penny stock; and
•	in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

The trading price of our common stock may fluctuate significantly due to factors beyond our control.

If an active trading market develops for our common stock, the trading price will be subject to significant fluctuations in response to numerous factors, including:

•	Variations in anticipated or actual results of operations;
•	Announcements of new products or technological innovations by us or our competitors;
•	Changes in earnings estimates of operational results by analysts;
•	Inability of market makers to combat short positions on the stock;
•	Inability of the market to absorb large blocks of stock sold into the market; and
•	Comments about us or our markets posted on the Internet.

Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

We do not intend to pay dividends on our common stock.

We have never paid or declared any cash dividends on our common stock and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares of common stock unless they sell them.

Table of Contents	8

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The initial offering price of the shares offered hereby, until such time that our common stock is quoted on the OTC, has been determined arbitrarily by us and does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. After our shares are quoted on the OTC, the offering price of the shares will be at prevailing market prices or privately negotiated by the selling stockholders with investors. See the section hereof entitled, “Plan of Distribution.”

DILUTION

We are not selling any of the shares of our common stock in this offering. All of the shares sold in this offering will be held by the selling stockholders at the time of the sale, so that no dilution will result from the sale of the shares.

SELLING STOCKHOLDERS

On February 11, 2013, the merger contemplated by the Merger Agreement dated August 10, 2012, among USG1, Inc., Canwealth Delaware and Kimi Royer (as representative of the USG1 stockholders) was consummated. Upon closing, the existing shares of Canwealth Delaware common stock converted into 44,169,231 shares of USG1 common stock, and the existing USG1 stockholders (each of which acquired its shares in private placements conducted by USG1 prior to the merger) continued to hold 6,600,000 shares of USG1 common stock. Contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation.”

On June 30, 2014, the Company consummated a private placement of securities pursuant to which we issued 2,400 shares of our common stock.

When we refer to the selling stockholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale. Such selling stockholders acquired their shares of our common stock in the transactions described above.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth in the following table. There is no requirement for the selling stockholders to sell their shares, and we do not know when, or if, or in what amount the selling stockholders may offer the securities for sale pursuant to this prospectus.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of December 30, 2014. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

Table of Contents	9

Selling Stockholder Name	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to be Offered	Shares Beneficially Owned after Offering	Percentage (%) Beneficially Owned after Offering

Apo, Paul	50,000	*	50,000	0	*
Barnett, Cynthia	50,000	*	50,000	0	*
Bernhard, William	150,000	*	150,000	0	*
Black, Roberta	100	*	100	0	*
Blessin, Justin	100,000	*	100,000	0	*
Blessin, Robert	550,000	1.08	550,000	0	*
Blessin, Zachary	100,000	*	100,000	0	*
Broadman, David	100	*	100	0	*
Brown, Paul	150,000	*	150,000	0	*
Clausen, Edward	50,000	*	50,000	0	*
Clodgo, Phil	150,000	*	150,000	0	*
Cocchimiglio, Michael	50,000	*	50,000	0	*
Cornelius, Jason	250,000	*	250,000	0	*

Table of Contents	10

Selling Stockholder Name	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to be Offered	Shares Beneficially Owned after Offering	Percentage (%) Beneficially Owned after Offering
Dredge, Roger	350,000	*	350,000	0	*
Frost, Terrence	150,000	*	150,000	0	*
Hilbert, Jeffrey	150,000	*	150,000	0	*
Hoffman, Matthew	50,000	*	50,000	0	*
Howarth, Andrew	100	*	100	0	*
Howarth, Donna	100	*	100	0	*
Howarth, Randal	100	*	100	0	*
Howarth, Richard	500	*	500	0	*
Hubbard, Roy	50,000	*	50,000	0	*
Hurley, Joseph	50,000	*	50,000	0	*
ICBS Ltd. (1)	38,648,077	76.12	1,200,000	37,448,077	73.76
Jett, Peter	50,000	*	50,000	0	*
Jones, Preston	550,000	1.08	550,000	0	*
Kay, Danielle	50,000	*	50,000	0	*
Lestyan, Diane	100	*	100	0	*
Liu, Chunming	100	*	100	0	*
Liu, Li	100	*	100	0	*
Lvovich, Vera	150,000	*	150,000	0	*
Ma, Qinpu	100	*	100	0	*
Mara, Daniel	50,000	*	50,000	0	*
Martone, Louis	150,000	*	150,000	0	*
Mattson, Eric	50,000	*	50,000	0	*
Mistri, Avinash	50,000	*	50,000	0	*
Moss, Ronald	150,000	*	150,000	0	*
Murphy, Brian	50,000	*	50,000	0	*
Penuel, Chris	50,000	*	50,000	0	*
Prince, Winfred	50,000	*	50,000	0	*
Quattrini, Marc	100,000	*	100,000	0	*
Radcor Inc.	5,521,154	10.88	800,000	4,721,154	9.30
Radin, Erin	100	*	100	0	*
Radin, Jaime	100	*	100	0	*
Radin, Laurel	100	*	100	0	*
Rayson, Debbie	100	*	100	0	*
Rayson, Frances	200	*	200	0	*
Rietze, Brian	300,000	*	300,000	0	*
Romagnoli, Tino	150,000	*	150,000	0	*
Royer, Kimberly	550,000	1.08	550,000	0	*
Schantz, Ramsey	150,000	*	150,000	0	*
Schramm, Ryan	300,000	*	300,000	0	*
Smith, Bernard	50,000	*	50,000	0	*

Table of Contents	11

Selling Stockholder Name	Shares Beneficially Owned prior to Offering	Percentage (%) Beneficially Owned prior to Offering	Shares to be Offered	Shares Beneficially Owned after Offering	Percentage (%) Beneficially Owned after Offering
Stahla, Randy	50,000	*	50,000	0	*
Stephens, Trevor	350,000	*	350,000	0	*
Strobel, Molly	100,000	*	100,000	0	*
Sullivan, Brenda	250,000	*	250,000	0	*
Tiber Creek Corp.	250,000	*	250,000	0	*
Wall, Robert	50,000	*	50,000	0	*
Watson, Charles	50,000	*	50,000	0	*
Wininger, Kenneth	50,000	*	50,000	0	*

(1)	Mr. Garth McIntosh, our Chairman of the Board, Chief Executive Officer and President, is also a majority shareholder of ICBS Ltd., which is our largest shareholder. ICBS Ltd. has given a loan to us and also transferred assets to us worth $39,494 as of December 31, 2014.

PLAN OF DISTRIBUTION

The common shares being offered for resale by the selling stockholders consist of 8,602,000 shares. We will pay any fees and expenses incurred by us incident to the registration of the securities.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities may be traded in the future or in private transactions.

No public market currently exists for our common stock. Upon completion of this offering, we will attempt to have our common stock quoted on the OTC. The offering price at which the selling stockholders will sell the shares of common stock that are part of this offering shall be $.10 per share until our shares are quoted on the OTC, and thereafter at prevailing market prices or at privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities, to the extent available:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

Table of Contents	12

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided, in the case of sales by an affiliate, that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to the availability of current public information about our Company and, with respect to affiliates, certain notice requirements.  After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Table of Contents	13

Penny Stock Rules

You should note that our common stock is a penny stock covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Exchange Act. Under those Rules, a “penny stock” is generally defined to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Those Rules impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth (excluding the individual’s primary residence) in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the Rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the Rules require that prior to a transaction in a penny stock not otherwise exempt from these Rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these Rules. Consequently, these Rules may affect the ability of broker-dealers to trade our shares of our common stock. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and may also affect your ability to resell your shares of common stock due to broker-dealer reluctance to undertake the above described regulatory burdens.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 120,000,000 shares, consisting of 100,000,000 shares of our common stock, par value $0.0001 per share, and 20,000,000 shares of our preferred stock, par value $0.0001 per share. Our common stock is registered under Section 12(g) of the Exchange Act.

Common Stock

Voting Rights.  A holder of our common stock is entitled to one vote per share on all matters submitted for action by the stockholders. A quorum for the transaction of business at any meeting of the holders of common stock is the majority of the votes of all shares issued and outstanding. All shares of common stock are equal to each other with respect to the election of directors. Our certificate of incorporation does not allow for cumulative voting.

Dividend Rights. The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

Liquidation. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the preferences of any then outstanding shares of our preferred stock.

Other. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of our common stock are fully-paid and non-assessable.

Table of Contents	14

Preferred Stock

Under our certificate of incorporation, the board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of our preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

We have not designated or issued any shares of our preferred stock to date.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of our experts or counsel have any equity or other interests in the Company.

DESCRIPTION OF BUSINESS

The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and related notes thereto included in this prospectus.

Description of our Company and Predecessor

USG1, Inc., the predecessor to Canwealth, was formed on February 27, 2010 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including selected mergers and acquisitions. USG1 had been in the developmental stage since inception and its operations had been limited to issuing shares to its original stockholders and filing a registration statement with the SEC. USG1 registered its common stock on a Form 10 registration statement filed pursuant to the Exchange Act and Rule 12(g) thereof.

Canwealth Minerals Corporation (Canada), was formed on February 1, 2006 under the laws of the Canada Business Corporations Act. Canwealth Canada’s mission is to explore and develop the mining claims it has registered in various areas of Northern Quebec, which based on assay reports of preliminary surface samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, REE and other minerals.

Prior to the consummation of the merger described in the following paragraph, the stockholders of Canwealth Canada contributed their shares of Canwealth Canada to the Company in exchange for shares of the Company’s common stock. Accordingly, Canwealth Canada became a wholly-owned subsidiary of the Company.

On August 10, 2012, USG1 entered into a Merger Agreement with the Company and Kimi Royer as representative of the USG1 stockholders, pursuant to which the Company would merge with and into USG1 at the closing. The merger contemplated by the Merger Agreement occurred on February 11, 2013. Upon the closing, the existing shares of Canwealth Delaware common stock converted into 44,169,231 shares of USG1 common stock. The existing USG1 stockholders continued to hold 6,600,000 shares of USG1 common stock. As consideration for the merger, the Company agreed to pay $50,000 in the aggregate to the participating stockholders of USG1, which shall be payable as follows:

•	$10,000 will be payable upon a registration statement on Form S-1 filed by USG1 being declared effective by the SEC; and

•	$40,000 will be payable upon (i) the filing of a Form 15c2-11 (allowing the submission and publication of quotations by brokers and dealers for certain over-the-counter equity securities) with the SEC by USG1 and (ii) the shares of USG1 common stock being actively traded on a stock exchange or quotation service.

Table of Contents	15

As a result of the merger, USG1 succeeded to the mining business and operations of the Canwealth entities and, contemporaneously with the merger, the corporate name “USG1, Inc.” was changed to “Canwealth Minerals Corporation.” Prior to the merger, there were no material relationships between USG1 and the Company or between our respective affiliates, directors or officers. All USG1 pre-merger liabilities were settled prior to closing. Upon the effectiveness of the merger, the existing directors and officers of USG1 each resigned and Garth McIntosh was elected as the sole officer and director of USG1.

At the present time, our sole activity is acquiring and holding mining claims with respect to five mineral properties located in the mineral-rich Abitibi Greenstone Belt zone of the Grenville orogeny in southern Quebec, Canada. We have not yet generated revenues or begun operations or mine development. We currently have no employees other than our Chief Executive Officer, although we intend to add personnel once we are sufficiently capitalized.

Description of our Industry

Overview

According to the Mining Association of Canada, or MAC, mining is one of Canada’s most important economic sectors and a major job creator. Recent data shows that, in 2013, the mining industry contributed $54 billion to Canada’s gross domestic product, employing approximately 400,000 workers across Canada in the mining and mineral processing industries.

Due to its rich geology, Canada is one of the largest mining nations in the world, producing more than 60 minerals and metals. According to Natural Resources Canada, or NRC, the total value of Canadian mineral exports was approximately $44 billion in 2013, accounting for 20% of Canada’s total good exports. Key exports included gold, copper, aluminum, nickel, silver, uranium, coal, potash, zinc, diamonds, iron, steel and iron ore.

Canada was the world’s top destination for exploration spending in 2011, hosting 18% of global investment at $4.2 billion. Canadian exploration spending is focused in many regions, with a strong interest in the North.

Competition

As mentioned earlier, competition in the gold and precious metals industry for desirable quantities, quality, investment capital and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for gold and other precious metals on a global basis. We are an insignificant participant in the gold industry due to our currently limited financial and personnel resources.

Quebec Mining Legislation and Regulation

In Quebec, mining rights are governed by the Mining Act (Quebec) and, subject to limited exceptions, are owned by the province. A mining claim is a mineral right that grants its holder an exclusive right to explore a designated territory for any mineral substances that are part of the public domain, with limited exceptions. Each claim provides access rights to a parcel of land on which exploration work may be performed. However, the claim holder cannot access land that has been granted, alienated or leased by the province for non-mining purposes, or land that is the subject of an exclusive lease to mine surface mineral substances, without first having obtained the permission of the current holder of these rights.

At the time of issuing mining claims that lie within the boundaries of a town or on territories identified as province reserves, the Ministère des Ressources naturelles (Ministry of Natural Resources (Quebec)), or the MNR, may impose certain conditions and obligations concerning the work to be performed on the claim. The MNR also reserves the right to modify these conditions in the public’s interest.

Table of Contents	16

A mining claim remains in force for a term of two years from the date it is registered and may be renewed subject to continued exploration work in relation thereto. In order to retain title to mining claims, exploration work (or an equivalent value cash payment) has to be completed in advance and filed with the MNR prior to the date of expiry of the claim. A third party (other than the prior holder of the mining claim) is entitled to acquire a mining claim from the Quebec government 30 days following the expiration of the claim; the prior holder must wait 60 days following expiration to re-acquire a mining claim from the Quebec government.

In Quebec, holders of mining claims must obtain a mining lease from the Quebec government in order to mine and remove valuable mineral substances from the subject land. A mining lease requires annual rent set by Quebec government regulations, which currently ranges from CAD21.50 per hectare (on privately held land) to CAD45 per hectare (on land owned by the province). Mining leases are granted for an initial term of 20 years and are renewable up to three times, each for a duration of ten years. After the third renewal, the MNR may grant an extension thereof on the conditions, for the rental and for the term that the MNR determines.

Description of our Business

Canwealth Minerals Corporation is an exploration stage company located in Ile Perrot, Quebec, Canada formed for the purposes of acquiring, exploring and, if warranted and feasible, developing commercially viable mineral deposits, including gold, silver, platinum, palladium, base metals and REE, in the Province of Quebec. We intend to engage in grass roots mineral exploration which includes conventional prospecting, geological and geophysical surveys, applied research and core drilling.

At the present time, our sole activity is acquiring and holding mining claims with respect to five mineral properties located in the mineral-rich Abitibi Greenstone Belt zone of the Grenville orogeny in southern Quebec, Canada. We have not initiated our exploration program, hired employees, realized any revenues or begun operations or mine development to date. Once we become operational, our focused activity will be to search for viable mineral deposits in Quebec under a Phase 1 program. Our Phase 2 program is expected to involve staking of additional claims, entering into joint ventures with other mining companies and/or optioning properties in other mining jurisdictions in Canada. Our Phase 3 program is expected to involve taking the Company on an international level in a quest for viable mineral deposits.

We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mining claims, that we will discover commercially exploitable levels of mineral resources on our properties, or, if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final determination can be made as to whether our mining claims possess commercially exploitable mineral deposits. If our claims do not contain any reserves all funds that we spend on exploration will be lost. Currently, we do not have sufficient funds to enable us to commence or complete our exploration program. We will require financing to commence and complete our exploration program.

We will assemble a leadership team in the form of an exploration team which will be actively conducting fieldwork and assessments and assembling data to support new approaches that will expand the scope of our exploration projects. This exploration team will consist of a core group of experienced geologists and geoscientists, mining engineers, consultants and mineral research institutions, all committed to the quest of determining the mineral source(s) of our properties.

Table of Contents	17

Short-Term Goals

Our short term goals include continuing to seek out properties for staking mining claims, hiring a chief geologist and a mining engineer and, under the guidance of our chief geologist and mining engineer, performing Phase 1 drilling for core samples on our current mining claims. The focus is to develop a mining plan in which the current resources are best used to bring the most value to the Company. Our actual approach will be highly contingent on the findings and recommendations of our geologist and mining engineer. Depending on such findings and recommendations, we estimate that our short-term goals will cost approximately $1,100,000 – $1,500,000, which we expect to fund with the proceeds of additional capital raising activities following this offering, to the extent available. This aggregate cost is comprised of the following estimated amounts: geological team: $200,000 – 300,000 per year; drilling/exploration: $600,000 – $800,000; administrative costs: $200,000 – 300,000; and assay reports and laboratory services: $100,000.

Mid-Term Goals

As we grow and build our name in our industry, we anticipate seeking partnerships with other mining companies in order to move into full scale mining projects. It takes significant capital to move into this phase in the mining industry, and we realize it will be a huge undertaking to develop all the properties we currently own without outside assistance. We believe it is better to be part of a successful venture by sharing what we currently own, as bringing in other expertise and resources will speed the process. This will elevate our Company to new levels by becoming a known supplier to the world of natural resources, both on the open markets and to users of such materials like lithium or barium, which cover the electronics industry, medicine, military and many other industries. Since the scope and direction of our mid-term goals will be highly contingent on the recommendations of our geological team and the scale of the mining projects and joint ventures, if any, we ultimately pursue based on our mining partnerships, it is difficult to estimate the cost to achieve our mid-term goals at this time; however, we expect the cost to be substantial and require significant capital. We expect to fund our mid-term goals with the proceeds of additional capital raising activities following this offering, to the extent available.

Long-Term Goals

Our long-term goal is to develop different branches to our operations, including building a consulting division which will help other start-up companies looking to break into the mining industry. We feel that once we master the knowledge and experience of building a mining company, we will want to work with others, and thereby become the go-to entity for startups. We believe that, if our business plan is carried out as intended, we will be well positioned to become their initial partners and help these companies attain their goals.

Canwealth Mining Claims – Acquisition and Retention of Title

Each of our 165 mining claims that we intend to explore, which are listed on Annex A attached to this prospectus, were initially acquired by Richard Howarth, who is a stockholder of Canwealth, who subsequently transfers the mining claims to us. We do not have any agreement, understanding or arrangement with Mr. Howarth with respect to our mining claims, other than promissory notes we issued to Mr. Howarth as consideration for the acquisition of mining claims, nor was Mr. Howarth acting as our agent in connection with the acquisition and subsequent transfer of such claims.

In order to retain title to each mining claim, we are required, within the two-year claim term, to either spend at least CAD1,200 per claim on exploration of the property underlying the claim, or make a CAD1,200 cash payment to the MNR (or, where applicable, an amount equal to the difference between CAD1,200 and the cost of the exploration work performed on the property underlying the claim). Any amount in excess of CAD1,200 disbursed to perform exploration work on the property may be applied to subsequent terms of the claim. The expiration date, prior to which we must spend at least CAD1,200 on exploration, with respect to each of our mining claims is set forth in Annex A, which is attached to this prospectus. Failure to spend the required exploration costs with respect to any claim prior to its expiration date would cause the claim to lapse and we would risk losing our rights to such claim permanently if Mr. Howarth is not able to re-acquire the claim on our behalf.

Table of Contents	18

We previously held approximately 260 claims for which we paid Mr. Howarth CAD56 per claim. Many of those claims lapsed, resulting from our inability to perform the requisite exploration work within the initial two-year term due to a lack of sufficient funding. The Company elected not to re-acquire many of these mining claims because the land underlying certain claims on mineral properties was designated for other uses by the Quebec government which prohibited or significantly restricted mining activities, or because the Company otherwise believed that exploration of such property was not desirable. On August 26, 2013, Mr. Howarth acquired 140 of the lapsed mining claims and transferred such claims to us for an aggregate purchase price of CAD14,000, which amount was paid by issuing a promissory note to Mr. Howarth. That promissory note is non-interest bearing with an original maturity date of August 26, 2014. On November 1, 2013, Mr. Howarth acquired and transferred to us 22 mining claims (including five previously lapsed mining claims of ours) for an aggregate purchase price of CAD2,200, which amount was paid by issuing a promissory note to Mr. Howarth. That promissory note is non-interest bearing with an original maturity date of November 1, 2014. We have not yet repaid these promissory notes issued to Mr. Howarth, and Mr. Howarth has agreed to extend the maturity date of these promissory notes until December 31, 2016. We allowed 14 mining claims to lapse in February 2014. As a result of the foregoing, we currently own 165 mining claims that we intend to explore with respect to five mineral properties.

Accordingly, to date we have paid, by cash or promissory note, approximately CAD31,000 to acquire, and in some cases re-acquire, our mining claims. In order for us to comply with the requirement to spend at least CAD1,200 per claim on exploration costs, we will be required to spend at least an additional CAD198,000 in the aggregate on exploration costs with respect to our 165 current mining claims.

Each of our mining claims is a lode claim, entitling us to the minerals within the rocks on the properties subject to our mining claims. No mining leases or other permits are required at the present time because of the early stage of exploration by Canwealth. We expect that our future exploration activities will likely require us to obtain mining leases, but the requirement for, and the scope of, any such mining leases or other permits will be contingent on the findings and recommendations of our geological team. At this early stage, we have not yet identified any current holders of non-mining rights with respect to the parcels of land on which we have mining rights or the extent of permissions or approvals, if any, required from any such holders with respect to our future exploration or mining activities on such land.

Costs and Effects of Compliance with Environmental Laws

In Quebec, the primary provincial regulatory authorities with jurisdiction over the Company's mining operations in respect of environmental matters are the MNR and the Ministry of Sustainable Development, Environment, Wildlife and Parks (Quebec). We currently have no costs to comply with environmental laws concerning our exploration program. Our future exploration and mining programs, if any, may subject us to the costs of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused by exploration or mining activities. The amount of these remedial costs is not known at this time as we do not know the extent of the exploration or mining programs we will undertake. These programs will be determined by our exploration team, led by our mining engineer and chief geologist. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic mineral deposit is discovered.

Employees

We currently have no employees other than our Chief Executive Officer, Garth McIntosh. We intend to retain the services of geologists, engineers and consultants to determine and conduct the exploration programs on our mining claims.

Table of Contents	19

Description of our Properties

We currently hold 165 mining claims that we intend to explore with respect to five mining properties in Canada – Highland Gold, Lake View, Shadow Mountain, Shining Star and Winsome Lake. Annex A, which is attached to this prospectus, sets forth the mining claim numbers with respect to each of our properties, as well as the area and expiration date of each mining claim. All of these mining claims are 100% owned by Canwealth.

Each of our five mineral properties is located in the mineral-rich Abitibi Greenstone Belt zone of the Grenville orogeny in southern Quebec, Canada. The Grenville orogeny was a long-lived Mesoproterozoic (circa 1250-980 million years) mountain-building event associated with the assembly of the supercontinent Rodinia. It is a prominent orogenic belt which spans a significant portion of the North American continent, from Labrador to Mexico. This orogenic geological structure is considered a highly favorable site for the exploration of minerals.

Each of our properties is accessible by all-terrain vehicle from a nearby road. There is currently no infrastructure at any of our properties and, accordingly, resources such as power and water must be brought to the properties by portable means. Our properties were visited by our former president, though our current management has not personally visited any of the properties.

Our business activities to date have involved only the acquisition of mining claims and conducting assay testing on surface samples. Surface samples were taken from random locations on the Lake View and Shadow Mountain properties in May 2011 and assay testing was conducted on some of these samples. Although surface samples are generally drained by weather and the mineral content in such samples is typically low, the assay reports with respect to these samples indicated traces of various elements such as gold, silver, copper, REE and other minerals on these properties.

Our current proposed program is exploratory in nature. Accordingly, the properties currently are without known reserves. We do not currently have detailed plans of our intended exploration of the properties, as our exploration program for each property will not be known until our exploration team, led by our mining engineer and chief geologist, conducts a comprehensive sampling and analysis (including a review of the topography and history) of each property.

Highland Gold

Table of Contents	20

The Highland Gold property is located in the Townships of Poirier and Dalet, approximately 78 kilometers north of Amos, Quebec. The Highland Gold property is located in the prolific Abitibi Greenstone Belt zone of the Superior geological province. The Abitibi Greenstone Belt is one of the largest greenstone belts in the world, developed during the Archean period (3.8-2.5 Ga (billion years)). This orogenic geological structure, also known as an epithermal or mesothermal vein structure, is considered a highly favorable site for the exploration of gold.

In contrast to Proterozoic rocks, Archean rocks are often heavily metamorphized deep-water sediments, such as greywacke, mudstone, volcanic sediments and banded iron formations and may contain a variety of base metals and REE. Greenstone belts are typical Archean formations, consisting of alternating units of metamorphosed mafic igneous and sedimentary rocks. The meta-igneous rocks were derived from volcanic island arcs, while the metasediments represent deep-sea sediments eroded from the neighboring island arcs and deposited in a forearc basin. Greenstone belts represent sutures between protocontinents.

The Highland Gold property were chosen for their lithology and geology. The distinct tectonic events that occurred in this region host a variety of orogenic gold deposits across the Province of Quebec. Recent studies by the Ministère des Ressources naturelles et de la Faune (Ministry of Natural Resources and Wildlife (Quebec)), or the MNRW, identified significant mineralized zones in this region. Based on these studies, we believe that the Highland Gold property is an ideal location for porphyry (Copper-gold-molybdenum) deposits and orogenic gold and VMS (volcanogenic massive sulfide) deposits. The location of the Highland Gold property presents opportunities for further expansion to surrounding areas.

The work to be performed with respect to the Highland Gold property is exploratory in nature. Accordingly, the property currently is without known mineral reserves.

Lake View

The Lake View property is located in the regional county of Abitibi, 55 kilometers northwest of Amos, Quebec in the prolific Abitibi Greenstone Belt. The Lake View property was chosen for its lithology and geology. Recent studies by the MNRW identified significant mineralized zones in the region. Based on these studies and the results of the assay testing conducted on surface samples taken from this property, we believe that the Lake View property is highly favorable for the exploration of porphyry (Copper-gold-molybdenum) deposits and orogenic gold, platinum and palladium and VMS (volcanogenic massive sulfide) deposits, and presents opportunities for expansion to the south and east.

Table of Contents	21

The work to be performed with respect to the Lake View property is exploratory in nature. Accordingly, the property currently is without known mineral reserves.

Shadow Mountain

The Shadow Mountain project is located in the Township of Ripon, well within a VMS zone of the Grenville orogeny. This geological formation is considered a highly favorable site for exploration for gold, silver, copper, nickel, PGE (platinum group elements) and REE, a point corroborated by the assay testing conducted on surface samples taken from this property.

The work to be performed with respect to the Shadow Mountain property is exploratory in nature. Accordingly, the property currently is without known mineral reserves.

Shining Star

Table of Contents	22

The Shining Star property is located in the Township of Sainte-Dominique-du-Rosaire, north of Amos Quebec in the prolific Abitibi Greenstone belt zone of the Grenville orogeny. The Shining Star property location was chosen for its lithology and geology. This geological formation is considered a highly favorable site for exploration for gold, silver, copper, nickel and PGE, and we believe that the Shining Star property is in an ideal location of orogenic gold deposits. This location presents opportunities for further expansion to the north and west.

The work to be performed with respect to the Shining Star property is exploratory in nature. Accordingly, the property currently is without known mineral reserves.

Winsome Lake

The Winsome Lake project is located in the Township of Antoine-Labelle, well within a VMS zone of the Grenville orogeny. This geological formation is considered a highly favorable site for exploration for gold, silver, copper, nickel, PGE and REE.

The work to be performed with respect to the Winsome Lake property is exploratory in nature. Accordingly, the property currently is without known mineral reserves.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
Table of Contents	23

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Legal Proceedings

There are no material pending legal proceedings to which we or our subsidiary is a party or of which any of our, or our subsidiary’s, property is the subject.

Market Price and Dividends on Common Equity and Related Stockholder Matters

On October 20, 2012, we received a CAD20,000 loan from Robert Howarth which is evidenced by a convertible promissory note with an original maturity date of December 31, 2014. The convertible promissory note bears interest at a rate of 20% per annum and is immediately convertible into 100,000 shares of our common stock. As of December 31, 2014, the principal balance of the convertible promissory note was CAD20,000, and accrued interest thereunder was CAD4,000. In February 2015, Mr. Howarth agreed to extend the maturity date of this convertible promissory note until December 31, 2016. We have not yet repaid this convertible promissory note.

During the nine months ended September 30, 2013, we received advances of $28,550 from Mr. Howarth for working capital purposes. As of September 30, 2013, the principal balance of those advances was $26,145. The advances are non-interest bearing and were repayable on December 31, 2013. In February 2015, Mr. Howarth agreed to extend the repayment due date for these advances until December 31, 2016. We have not yet repaid these advances.

On August 26, 2013, we issued a promissory note in the principal amount of CAD14,000 to Mr. Howarth as consideration for our re-acquisition of 140 mining claims which previously lapsed. The promissory note is non-interest bearing with an original maturity date of August 26, 2014. In February 2015, Mr. Howarth agreed to extend the maturity date of this promissory note until December 31, 2016. We have not yet repaid this promissory note.

On November 1, 2013, we issued a promissory note in the principal amount of CAD2,200 to Mr. Howarth as consideration for the transfer of 22 mining claims to us (some of which were previously lapsed mining claims of ours). The promissory note is non-interest bearing with an original maturity date of November 1, 2014. In February 2015, Mr. Howarth agreed to extend the maturity date of this promissory note until December 31, 2016. We have not yet repaid this promissory note.

On March 1, 2014, the Company received loans totaling CAD15,000 from three non-affiliates which are evidenced by convertible promissory notes bearing interest at a rate of 10% per annum. These promissory notes are convertible into shares of our common stock at the market price plus 50% additional shares at the same market price on the date of conversion. As of the date hereof, none of these promissory notes have reached their respective maturity date.

Table of Contents	24

On June 19, 2014, the Company received a loan of CAD20,000 from a non-affiliate which is evidenced by a convertible promissory note bearing interest at a rate of 10% per annum. This promissory note is convertible into shares of our common stock at the market price plus 25% additional shares at the same market price on the date of conversion. As of the date hereof, this promissory note has not reached its maturity date.

On July 2, 2014, the Company received a loan of CAD5,000 from a non-affiliate which is evidenced by a convertible promissory note bearing interest at a rate of 10% per annum. This promissory note is convertible into shares of our common stock at the market price plus 33% additional shares at the same market price on the date of conversion. As of the date hereof, this promissory note has not reached its maturity date.

On September 1, 2014, the Company received a loan of CAD5,000 from a non-affiliate which is evidenced by a convertible promissory note bearing interest at a rate of 10% per annum. This promissory note is convertible into shares of our common stock at the market price plus 33% additional shares at the same market price on the date of conversion. As of the date hereof, this promissory note has not reached its maturity date.

As of November 30, 2014, there were 65 holders of record of our common stock.

We do not have an equity compensation plan in effect as of the date hereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes thereto included in this prospectus.

Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 2014 and 2013

We have received no income and have incurred operating expenses for general corporate overhead and accounting fees. Since there is minimal cash on hand, we will be reliant on the additional capital from existing shareholders or will need to issue more shares to continue our business plan.

The Company sustained a net loss of $258,303 for the year ended December 31, 2014 as compared to a net loss of $103,012 for the year ended December 31, 2013.

General and administrative expenses for the year ended December 31, 2014 totaled $254,895 as compared to $102,248 for the year ended December 31, 2013. The increase in general and administrative expenses was primarily due to the accrual of management compensation, and also reflects an increase in the legal and professional fees incurred.

Table of Contents	25

The following chart summarizes operating expenses and other income and expenses for the years ended December 31, 2014 and 2013:

	For the year ended December 31, 2014	For the year ended December 31, 2013
Revenue	$—	$—
OPERATING EXPENSES:
Selling, general and administrative	254,895	102,248
Total operating expenses	254,895	102,248

Loss from operations	(254,895)	(102,248)

OTHER INCOME (EXPENSE):
Interest expense	(3,408)	(764)

Loss before provision for income taxes	(258,303)	(103,012)
Provision for income taxes :
Current	—	—
Deferred	—	—
Total income taxes	—	—

NET LOSS	$(258,303)	$(103,012)
Foreign currency translation adjustment	26,507	12,338

Comprehensive loss	$(231,796)	$(90,674)

Liquidity and Capital Resources

The accompanying audited consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. As of December 31, 2014, the Company had a deficit accumulated of $571,282 and has incurred significant operating losses and negative cash flows. The Company sustained a net loss of $258,303 for the year ended December 31, 2014 as compared to a net loss of $103,012 for the year ended December 31, 2013.

We have not yet recognized revenues from our operations. The Company will need additional financing which may take the form of equity or debt. In the event that the Company is not able to increase its working capital, the Company will not be able to implement or may be required to delay all or part of its business plan, and the Company’s ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be materially adversely affected. The accompanying audited consolidated financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

As mentioned earlier, to date we have paid, by cash or promissory note, approximately CAD31,000 to acquire (and in some cases re-acquire) our mining claims, and we expect to pay at least an additional CAD198,000 in the aggregate on mandated exploration costs with respect to our 165 current mining claims that we intend to explore. We expect our material commitments for capital expenditures in the foreseeable future to relate to securing and maintaining mining claims, and the exploration of our mining properties. Beyond the commitments mentioned above, we will not know the extent of our future material commitments until our exploration team is engaged and develops our business plan.

Table of Contents	26

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Policies

Financial Reporting Release No. 60, published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. While all these significant accounting policies impact our consolidated financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

As an “emerging growth company,” we have elected to opt-in to the extended transition period for new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Our critical accounting policies are as follows:

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. There was no effect of implementing ASC 605-25 on the Company's financial position and results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the Unites States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Table of Contents	27

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2014 and 2013, cash consists of a checking account.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 930, Extractive Activities – Mining. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From February 1, 2006 (date of inception) through December 31, 2014, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standards Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. Our mining properties as of December 31, 2014 and December 31, 2013 are presented as intangible assets of $22,224 and $24,233, respectively. The Company had five mineral properties as of December 31, 2014.

Share-Based Payments

The Company accounts for stock based compensation under Accounting Standards Codification 718, Compensation – Stock Compensation, using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. To date, the Company has not adopted a stock option plan nor granted any stock options.

Income Taxes

Income taxes are accounted for under the assets and liabilities method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. There were no diluted shares as of December 31, 2014 and December 31, 2013.

Table of Contents	28

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

As of December 31, 2014 and December 31, 2013, the Company had not engaged in any transactions that would be considered derivative instruments or hedging activities.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), include cash, accounts payable and convertible notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2014 and December 31, 2013.

Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;
Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The Company did not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2014 or at December 31, 2013. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2014 and December 31, 2013.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Canwealth is the Canadian Dollar, or CAD. For financial reporting purposes, CAD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the results of operations. There has been no significant fluctuation in the exchange rate for the conversion of CAD to USD after the balance sheet date.

Table of Contents	29

The Company uses Accounting Standards Codification 220, Comprehensive Income. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2014 and December 31, 2013 consisted of net income and foreign currency translation adjustments.

The exchange rates used to translate amounts in CAD into USD for the purposes of preparing the financial statements were as follows:

	December 31, 2014	December 31, 2013
Period-end CAD: USD exchange rate	0.8620	0.9399
Average Period CAD: USD exchange rate	0.9022	0.9710

Concentration and Credit Risk

The Company’s principal operations are all carried out in Canada. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Canada, and by the general state of the Canadian economy. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from February 1, 2006 (date of inception) through December 31, 2014.

Reliance on Key Personnel and Consultants

The Company employs one executive officer, Garth McIntosh. The Company is heavily dependent on the continued active participation of Mr. McIntosh and key consultants. The loss of Mr. McIntosh or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no impact on the reported net loss.

Recently Issued Accounting Pronouncements

The Company has reviewed the recently issued, but not yet adopted, accounting standards to determine their potential effects, if any, on its results of operation, financial position and cash flows. Based on that review, the Company believes that none of those pronouncements will have a material effect on its consolidated financial statements.

Table of Contents	30

Financial Statement Presentation

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 11, 2013, the Board of Directors of the Company approved the dismissal of its then accountants, KCCW Accountancy Corp., or KCCW.

During the period from February 27, 2010 (inception) through April 11, 2013, the Company had no disagreements on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure and the former accountant's report on the Company’s financial statements for the past two years and from February 27, 2010 (inception) through December 31, 2011 did not contain an adverse opinion or disclaimer of opinion nor was qualified or modified as to uncertainty, scope or accounting principles, except for the substantial doubt about the Company's ability to continue as a going concern. KCCW furnished a letter dated April 11, 2013 to the SEC stating that KCCW agrees with the statements noted above.

Simultaneously on April 11, 2013, the Company engaged the accounting firm of RBSM, LLP, or RBSM, 805 Third Avenue, Suite 902 New York, New York, 10022.

During the period from February 27, 2010 (inception) through April 11, 2013, the Company did not consult with RBSM regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by RBSM, or (iii) any other matter that was the subject of a disagreement between us and KCCW or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

On February 6, 2014, the Board of Directors of the Company approved the dismissal of RBSM. Except as noted in the paragraph immediately below, the reports of RBSM on the Company’s financial statements for the years ended December 31, 2012 and 2011 and for the period from February 1, 2006 (date of inception) through December 31, 2012 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of RBSM on the Company’s financial statements as of and for the years ended December 31, 2012 and 2011 and for the period from February 1, 2006 (date of inception) through December 31, 2012 contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as the Company has suffered recurring losses since inception and is experiencing difficulty in generating sufficient cash flow to sustain its operations.

During the years ended December 31, 2012 and 2011 and the period February 1, 2006 (date of inception) through December 31, 2012 and through February 6, 2014, the Company has not had any disagreements with RBSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to RBSM’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s financial statements for such periods.

During the years ended December 31, 2012 and 2011 and the period February 1, 2006 (date of inception) through December 31, 2012 and through February 6, 2014, there were no reportable events.

Table of Contents	31

On February 6, 2014, the Company engaged Paritz & Company, P.A., or P&C, which was approved by the Board of Directors. The Company had not previously consulted with P&C regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered by P&C on the Company’s financial statements, or any matter that was either the subject of a disagreement or a reportable event.

MANAGEMENT

Executive Officers and Directors

Our sole officer and our directors will serve until their respective successors are duly elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and positions of our sole executive officer and our three directors as of the date of this prospectus are as follows:

Name	Age	Position

Garth McIntosh	69	President and Chief Executive Officer and Director
Carl Caumartin	53	Director
Neji Jedda	47	Director

Garth McIntosh has served as a director and our President, Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer since the completion of the merger between USG1 and Canwealth Delaware in February 2013. Mr. McIntosh has over 40 years of extensive experience working as an executive officer, business analyst and consultant for a variety of private and public corporations. Since 2001, Mr. McIntosh has been performing consulting services as the President and Chief Executive Officer of ICBS Ltd., an investment firm that also provides advisory services with respect to mergers and acquisitions. From 1999 to 2001, Mr. McIntosh served as the President and Chief Executive Officer of Reaction Industries, a manufacturer of adult walking aids; from 1996 to 1998, Mr. McIntosh served as the President and Chief Executive Officer of JF Ink and Color, a manufacturer of printing inks; and from 1990 to 1995, Mr. McIntosh served as the President and Chief Executive Officer of Defender Metal, a designer and manufacturer of ground support equipment for the airline industry. Mr. McIntosh has not had prior experience in the mining industry. Mr. McIntosh does not have any expertise in finance and accounting, or experience as a principal financial officer or principal accounting officer in a public company. We will employ a duly qualified individual to serve in such capacities on behalf of our Company once we become sufficiently capitalized.

Carl Caumartin has served as a director of the Company since March 2014. From 2011 until 2014, Mr. Caumartin has served as Chief Executive Officer and corporate advisor of The Resource Company AG, a privately funded mining group based in Switzerland, and he continues to serve as a technical advisor to such company and its affiliated entities. From 2008 to 2011, Mr. Caumartin served as the General Manager/Chief Executive Officer of Azerbaijan International Mineral Resources Operating Company (AIMROC) Ltd., the mining subsidiary of a large holding company spearheading investments and development of mining projects in the Republic of Azerbaijan. Prior to joining AIMROC Ltd., Mr. Caumartin served as Vice President – Exploration & Development for TVI Pacific Inc., Infinito Gold Ltd. (formerly Vannessa Ventures) and Philippines Gold Plc., all junior mining companies with operations in China/Southeast Asia, Latin America and the Philippines, respectively. The Company welcomed Mr. Caumartin as a director of the Company due to his invaluable mining expertise and knowledge based on over 25 years of international experience as an executive and consultant in the mining industry. Mr. Caumartin has an extensive background in exploration, project management, feasibility studies and operations – open pit and underground – on multiple commodities and in a variety of geo-political environments, including Canada, Europe, Australasia, Africa and South America.

Table of Contents	32

Neji Jedda has served as a director of the Company since March 2014. Mr. Jedda has served as Senior Manager of the Business Development Bank of Canada since 2008. From 2005 to 2008, Mr. Jedda served as a financial services representative, underwriter and account manager for Toronto Dominion Bank of Canada. The Company welcomed Mr. Jedda as a director of the Company due to his valuable financial and transactional experience.

Executive Compensation

The Company has not paid any executive compensation in the two most recent fiscal years.

Outstanding Equity Awards at Fiscal Year-End

The Company did not have any equity incentive plan awards outstanding as of the end of its last completed fiscal year.

Director Compensation

The Company has not paid any director compensation in the two most recent fiscal years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	ICBS, Ltd. (1) 1376 Perrot Boulevard Ile Perrot, Quebec, Canada J7V 7P2	38,648,077	(1)	76.12%
	Radcor Inc. (2) 4915 De Salaberry, Ste 104 Saint Laurent, Quebec H4J 1H8	5,521,154	(2)	10.88%
	Garth McIntosh (1)	38,648,077	(1)	76.12%
	1376 Perrot Boulevard Ile Perrot, Quebec, Canada J7V 7P2
	Perry Radin (2) 4915 De Salaberry, Ste 104 Saint Laurent, Quebec H4J 1H8	5,521,154	(2)	10.88%
	Directors and Officers as a Group (one person)	38,648,077		76.12%

(1)	Mr. McIntosh is the president, director and a principal shareholder of ICBS, Ltd.
(2)	Perry Radin is the sole director and sole holder of voting stock of Radcor Inc.

Table of Contents	33

Change in Control

We are not aware of any arrangement that might result in a change in control of our company in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Garth McIntosh, our Chairman of the Board, Chief Executive Officer and President, is also a majority shareholder of ICBS Ltd., which is our largest shareholder. ICBS Ltd. has given a loan to us and also transferred assets to us worth $39,494 as of December 31, 2014.

As of December 31, 2014, we had intangible assets of $22,224 which we acquired using the proceeds from loans from related parties.

As of December 31, 2014 and December 31, 2013, we had loans from our shareholders of $60,074 and $63,451, respectively. No formal repayment terms or arrangements exist for these loans. These loans are non-interest bearing and payable on demand.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides for indemnification of our directors, officers, agents and employees to the fullest extent permitted by the DGCL. Our bylaws provide that, to the extent permitted by applicable law, we will generally indemnify any director, officer, agent or employee of the Company for judgments, fines, amounts paid in settlement or expenses (including attorneys’ fees) actually and reasonably incurred by such indemnified person, provided he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reason to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Table of Contents	34

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You may read and copy any of this material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may receive information on the operation of the Public Reference Room by calling the SEC at
1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Canwealth Minerals Corporation, 1376 Perrot Boulevard, Ile Perrot, Quebec, Canada J7V 7P2, Attention: Garth McIntosh, we will send to any security holder a copy of our annual report, complete with audited financial statements, at no charge to the security holder.

LEGAL MATTERS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Westerman Ball Ederer Miller Zucker & Sharfstein, LLP, of Uniondale, New York.

TRANSFER AGENT

The current transfer agent for the shares of our common stock is Pacific Stock Transfer, 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119.

EXPERTS

The financial statements of the Company as of December 31, 2014 and December 31, 2013, and for the years then ended, included in this prospectus and registration statement, have been included herein in reliance on the reports of Paritz & Company, P.A., independent registered certified public accounting firm, given on the authority of that firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We maintain an internet site at www.canwealthminerals.com which contains information concerning our Company. The information contained on our internet site is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

Table of Contents	35

ANNEX A

Mining Claims

Name	Title	Polygone	Area (Hectare)	Expiration Date
1. Lake View	CDC 2388979	32D15 x 0022 0051	56,5900	8/8/15
2. Lake View	CDC 2389345	32D15 x 0018 0048	56,6200	8/25/15
3. Lake View	CDC 2389346	32D15 x 0018 0049	56,6200	8/25/15
4. Lake View	CDC 2389347	32D15 x 0018 0050	56,6200	8/25/15
5. Lake View	CDC 2389348	32D15 x 0018 0051	56,6300	8/25/15
6. Lake View	CDC 2389349	32D15 x 0018 0052	56,6300	8/25/15
7. Lake View	CDC 2389350	32D15 x 0018 0053	56,6300	8/25/15
8. Lake View	CDC 2389351	32D15 x 0018 0054	56,6300	8/25/15
9. Lake View	CDC 2389352	32D15 x 0018 0056	56,6300	8/25/15
10. Lake View	CDC 2389353	32D15 x 0018 0058	56,6300	8/25/15
11. Lake View	CDC 2389354	32D15 x 0018 0059	56,6300	8/25/15
12. Lake View	CDC 2389355	32D15 x 0018 0060	56,6300	8/25/15
13. Lake View	CDC 2389356	32D15 x 0019 0048	56,6100	8/25/15
14. Lake View	CDC 2389357	32D15 x 0019 0049	56,6200	8/25/15
15. Lake View	CDC 2389358	32D15 x 0019 0050	56,6200	8/25/15
16. Lake View	CDC 2389359	32D15 x 0019 0051	56,6200	8/25/15
17. Lake View	CDC 2389360	32D15 x 0019 0053	56,6200	8/25/15
18. Lake View	CDC 2389361	32D15 x 0019 0054	56,6200	8/25/15
19. Lake View	CDC 2389362	32D15 x 0019 0055	56,6200	8/25/15
20. Lake View	CDC 2389363	32D15 x 0019 0056	56,6200	8/25/15
21. Lake View	CDC 2389364	32D15 x 0019 0058	56,6200	8/25/15
22. Lake View	CDC 2389365	32D15 x 0019 0059	56,6200	8/25/15
23. Lake View	CDC 2389366	32D15 x 0020 0048	56,6100	8/25/15
24. Lake View	CDC 2389367	32D15 x 0020 0051	56,6100	8/25/15
25. Lake View	CDC 2389368	32D15 x 0020 0052	56,6100	8/25/15
26. Lake View	CDC 2389369	32D15 x 0020 0053	56,6100	8/25/15
27. Lake View	CDC 2389370	32D15 x 0020 0054	56,6100	8/25/15
28. Lake View	CDC 2389371	32D15 x 0020 0055	56,6100	8/25/15
29. Lake View	CDC 2389372	32D15 x 0020 0056	56,6100	8/25/15
30. Lake View	CDC 2389373	32D15 x 0020 0057	56,6100	8/25/15
31. Lake View	CDC 2389374	32D15 x 0020 0058	56,6100	8/25/15
32. Lake View	CDC 2389375	32D15 x 0021 0048	56,6000	8/25/15
33. Lake View	CDC 2389376	32D15 x 0021 0049	56,6000	8/25/15
34. Lake View	CDC 2389377	32D15 x 0021 0050	56,6000	8/25/15
35. Lake View	CDC 2389378	32D15 x 0021 0051	56,6000	8/25/15
36. Lake View	CDC 2389379	32D15 x 0021 0052	56,6000	8/25/15
37. Lake View	CDC 2389380	32D15 x 0021 0053	56,6000	8/25/15
38. Lake View	CDC 2389381	32D15 x 0021 0054	56,6000	8/25/15
39. Lake View	CDC 2389382	32D15 x 0021 0055	56,6000	8/25/15
40. Lake View	CDC 2389383	32D15 x 0021 0056	56,6000	8/25/15
41. Lake View	CDC 2389384	32D15 x 0021 0058	56,6000	8/25/15
42. Highland Gold	CDC 2393189	32E08 x 0001 0017	56,2300	10/27/15
43. Highland Gold	CDC 2393190	32E08 x 0001 0018	56,2300	10/27/15
44. Highland Gold	CDC 2393191	32E08 x 0001 0019	56,2300	10/27/15

Table of Contents	36

45. Highland Gold	CDC 2393192	32E08 x 0001 0020	56,2300	10/27/15
46. Highland Gold	CDC 2393193	32E08 x 0001 0021	56,2300	10/27/15
47. Highland Gold	CDC 2393194	32E08 x 0002 0017	56,2200	10/27/15
48. Highland Gold	CDC 2393195	32E08 x 0002 0018	56,2200	10/27/15
49. Highland Gold	CDC 2393196	32E08 x 0002 0019	56,2200	10/27/15
50. Highland Gold	CDC 2393197	32E08 x 0003 0017	56,2100	10/27/15
51. Highland Gold	CDC 2393198	32E08 x 0003 0018	56,2100	10/27/15
52. Highland Gold	CDC 2393199	32E08 x 0003 0019	56,2100	10/27/15
53. Highland Gold	CDC 2393200	32E08 x 0003 0020	56,2100	10/27/15
54. Highland Gold	CDC 2393201	32E08 x 0003 0021	56,2100	10/27/15
55. Highland Gold	CDC 2393202	32E08 x 0003 0022	56,2100	10/27/15
56. Highland Gold	CDC 2393203	32E08 x 0004 0020	56,2000	10/27/15
57. Highland Gold	CDC 2393204	32E08 x 0004 0021	56,2000	10/27/15
58. Highland Gold	CDC 2393205	32E08 x 0004 0022	56,2000	10/27/15
59. Highland Gold	CDC 2393206	32E08 x 0005 0021	56,1900	10/27/15
60. Highland Gold	CDC 2393207	32E08 x 0005 0022	56,1900	10/27/15
61. Highland Gold	CDC 2393208	32E08 x 0006 0021	56,1800	10/27/15
62. Highland Gold	CDC 2393209	32E08 x 0006 0022	56,1800	10/27/15
63. Highland Gold	CDC 2393210	32E08 x 0006 0023	56,1900	10/27/15
64. Shadow Mountain	CDC 2385990	31G14 x 0006 0040	59,9800	9/19/2015
65. Shadow Mountain	CDC 2385991	31G14 x 0006 0041	59,9800	9/19/2015
66. Shadow Mountain	CDC 2388931	31G11 x 0029 0037	60,0200	8/8/15
67. Shadow Mountain	CDC 2388932	31G11 x 0029 0038	60,0200	8/8/15
68. Shadow Mountain	CDC 2388933	31G11 x 0029 0039	60,0200	8/8/15
69. Shadow Mountain	CDC 2388934	31G11 x 0029 0040	60,0200	8/8/15
70. Shadow Mountain	CDC 2388935	31G11 x 0029 0041	60,0200	8/8/15
71. Shadow Mountain	CDC 2388936	31G11 x 0029 0042	60,0200	8/8/15
72. Shadow Mountain	CDC 2388937	31G11 x 0030 0038	60,0200	8/8/15
73. Shadow Mountain	CDC 2388938	31G11 x 0030 0039	60,0200	8/8/15
74. Shadow Mountain	CDC 2388939	31G11 x 0030 0040	60,0200	8/8/15
75. Shadow Mountain	CDC 2388940	31G11 x 0030 0041	60,0200	8/8/15
76. Shadow Mountain	CDC 2388941	31G11 x 0030 0042	60,0200	8/8/15
77. Shadow Mountain	CDC 2388942	31G14 x 0001 0040	60,0100	8/8/15
78. Shadow Mountain	CDC 2388943	31G14 x 0001 0041	60,0100	8/8/15
79. Shadow Mountain	CDC 2388944	31G14 x 0001 0042	60,0100	8/8/15
80. Shadow Mountain	CDC 2388945	31G14 x 0001 0043	60,0100	8/8/15
81. Shadow Mountain	CDC 2388946	31G14 x 0001 0044	60,0100	8/8/15
82. Shadow Mountain	CDC 2388947	31G14 x 0002 0040	60,0000	8/8/15
83. Shadow Mountain	CDC 2388948	31G14 x 0002 0041	60,0000	8/8/15
84. Shadow Mountain	CDC 2388949	31G14 x 0002 0042	60,0000	8/8/15
85. Shadow Mountain	CDC 2388950	31G14 x 0002 0043	60,0000	8/8/15
86. Shadow Mountain	CDC 2388951	31G14 x 0002 0044	60,0000	8/8/15
87. Shadow Mountain	CDC 2388952	31G14 x 0003 0040	59,9900	8/8/15
88. Shadow Mountain	CDC 2388953	31G14 x 0003 0041	59,9900	8/8/15
89. Shadow Mountain	CDC 2388954	31G14 x 0003 0042	59,9900	8/8/15
90. Shadow Mountain	CDC 2388955	31G14 x 0003 0043	59,9900	8/8/15
91. Shadow Mountain	CDC 2388956	31G14 x 0003 0044	59,9900	8/8/15
92. Shadow Mountain	CDC 2388957	31G14 x 0004 0040	59,9800	8/8/15
93. Shadow Mountain	CDC 2388958	31G14 x 0004 0042	59,9800	8/8/15
94. Shadow Mountain	CDC 2388959	31G14 x 0004 0043	59,9800	8/8/15

Table of Contents	37

95. Shadow Mountain	CDC 2388960	31G14 x 0004 0044	59,9800	8/8/15
96. Shadow Mountain	CDC 2389402	31G11 x 0027 0031	60,0400	8/25/15
97. Shadow Mountain	CDC 2389403	31G11 x 0027 0032	60,0400	8/25/15
98. Shadow Mountain	CDC 2389404	31G11 x 0027 0033	60,0400	8/25/15
99. Shadow Mountain	CDC 2389405	31G11 x 0027 0034	60,0400	8/25/15
100.Shadow Mountain	CDC 2389406	31G11 x 0027 0036	60,0400	8/25/15
101.Shadow Mountain	CDC 2389407	31G11 x 0027 0037	60,0400	8/25/15
102.Shadow Mountain	CDC 2389408	31G11 x 0028 0031	60,0300	8/25/15
103.Shadow Mountain	CDC 2389409	31G11 x 0028 0032	60,0300	8/25/15
104.Shadow Mountain	CDC 2389410	31G11 x 0028 0034	60,0300	8/25/15
105.Shadow Mountain	CDC 2389411	31G11 x 0028 0036	60,0300	8/25/15
106.Shadow Mountain	CDC 2389412	31G11 x 0028 0037	60,0300	8/25/15
107.Shadow Mountain	CDC 2389413	31G11 x 0028 0038	60,0300	8/25/15
108.Shadow Mountain	CDC 2389414	31G11 x 0028 0039	60,0300	8/25/15
109.Shadow Mountain	CDC 2389415	31G11 x 0028 0040	60,0300	8/25/15
110.Shadow Mountain	CDC 2389416	31G11 x 0028 0041	60,0300	8/25/15
111.Shadow Mountain	CDC 2389417	31G11 x 0028 0042	60,0300	8/25/15
112.Shadow Mountain	CDC 2389418	31G11 x 0029 0032	60,0200	8/25/15
113.Shadow Mountain	CDC 2389419	31G11 x 0029 0033	60,0200	8/25/15
114.Shadow Mountain	CDC 2389420	31G11 x 0029 0034	60,0200	8/25/15
115.Shadow Mountain	CDC 2389421	31G11 x 0029 0035	60,0200	8/25/15
116.Shadow Mountain	CDC 2389422	31G11 x 0029 0043	60,0200	8/25/15
117.Shadow Mountain	CDC 2389423	31G11 x 0030 0032	60,0200	8/25/15
118.Shadow Mountain	CDC 2389424	31G11 x 0030 0033	60,0200	8/25/15
119.Shadow Mountain	CDC 2389425	31G11 x 0030 0034	60,0200	8/25/15
120.Shadow Mountain	CDC 2389426	31G14 x 0001 0034	60,0100	8/25/15
121.Shadow Mountain	CDC 2389427	31G14 x 0001 0035	60,0100	8/25/15
122.Shadow Mountain	CDC 2389428	31G14 x 0002 0034	60,0000	8/25/15
123.Shadow Mountain	CDC 2389429	31G14 x 0002 0035	60,0000	8/25/15
124.Shadow Mountain	CDC 2389430	31G14 x 0003 0036	59,9900	8/25/15
125.Shining Star	CDC 2388323	32D09 x 0026 0047	56,8500	7/21/15
126.Shining Star	CDC 2388324	32D09 x 0026 0048	56,8500	7/21/15
127.Shining Star	CDC 2388325	32D09 x 0026 0049	56,8500	7/21/15
128.Shining Star	CDC 2388326	32D09 x 0026 0050	56,8500	7/21/15
129.Shining Star	CDC 2388327	32D09 x 0026 0051	56,8500	7/21/15
130.Shining Star	CDC 2388328	32D09 x 0027 0047	56,8400	7/21/15
131.Shining Star	CDC 2388329	32D09 x 0027 0048	56,8400	7/21/15
132.Shining Star	CDC 2388330	32D09 x 0027 0049	56,8400	7/21/15
133.Shining Star	CDC 2388331	32D09 x 0027 0050	56,8400	7/21/15
134.Shining Star	CDC 2388332	32D09 x 0027 0051	56,8400	7/21/15
135.Shining Star	CDC 2388333	32D09 x 0028 0047	56,8300	7/21/15
136.Shining Star	CDC 2388334	32D09 x 0028 0049	56,8300	7/21/15
137.Shining Star	CDC 2388335	32D09 x 0028 0050	56,8300	7/21/15
138.Shining Star	CDC 2388336	32D09 x 0028 0051	56,8300	7/21/15
139.Shining Star	CDC 2388337	32D09 x 0029 0047	56,8200	7/21/15
140.Shining Star	CDC 2388338	32D09 x 0029 0048	56,8200	7/21/15
141.Shining Star	CDC 2388339	32D09 x 0029 0049	56,8200	7/21/15
142.Shining Star	CDC 2388340	32D09 x 0029 0050	56,8200	7/21/15
143.Shining Star	CDC 2388341	32D09 x 0029 0051	56,8200	7/21/15
144.Shining Star	CDC 2388342	32D09 x 0029 0052	56,8200	7/21/15

Table of Contents	38

145.Shining Star	CDC 2390948	32D09 x 0026 0052	56,8500	9/19/15
146.Shining Star	CDC 2390949	32D09 x 0027 0052	56,8500	9/19/15
147.Shining Star	CDC 2390950	32D09 x 0028 0052	56,8500	9/19/15
148.Winsome Lake	CDC 2388961	31J13 x 0008 0037	58,8800	8/8/15
149.Winsome Lake	CDC 2388962	31J13 x 0008 0038	58,8800	8/8/15
150.Winsome Lake	CDC 2388963	31J13 x 0008 0039	58,8800	8/8/15
151.Winsome Lake	CDC 2388964	31J13 x 0008 0040	58,8800	8/8/15
152.Winsome Lake	CDC 2388965	31J13 x 0008 0041	58,8800	8/8/15
153.Winsome Lake	CDC 2388966	31J13 x 0008 0042	58,8800	8/8/15
154.Winsome Lake	CDC 2388967	31J13 x 0008 0043	58,8800	8/8/15
155.Winsome Lake	CDC 2388968	31J13 x 0009 0037	58,8700	8/8/15
156.Winsome Lake	CDC 2388969	31J13 x 0009 0038	58,8700	8/8/15
157.Winsome Lake	CDC 2388970	31J13 x 0009 0039	58,8700	8/8/15
158.Winsome Lake	CDC 2388971	31J13 x 0009 0040	58,8700	8/8/15
159.Winsome Lake	CDC 2388972	31J13 x 0009 0041	58,8700	8/8/15
160.Winsome Lake	CDC 2388973	31J13 x 0009 0042	58,8700	8/8/15
161.Winsome Lake	CDC 2388974	31J13 x 0009 0043	58,8700	8/8/15
162.Winsome Lake	CDC 2388975	31J13 x 0009 0044	58,8700	8/8/15
163.Winsome Lake	CDC 2388976	31J13 x 0011 0049	58,8500	8/8/15
164.Winsome Lake	CDC 2388977	31J13 x 0012 0047	58,8400	8/8/15
165.Winsome Lake	CDC 2388978	31J13 x 0012 0049	58,8400	8/8/15

Table of Contents	39

CANWEALTH MINERALS CORPORATION

Table of Contents	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Canwealth Minerals Corporation

We have audited the accompanying consolidated balance sheet of Canwealth Minerals Corporation (the “Company”), as of December 31, 2014 and 2013 and the related statements of comprehensive loss, stockholders’ deficit and cash flows for the years ended December 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canwealth Minerals Corporation as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements. As of December 31, 2014, the Company has a deficit accumulated of $571,282 and has incurred significant operating losses and negative cash flows. For the year ended December 31, 2014, the Company sustained a net loss of $258,303 compared to a net loss of $101,417 for the year ended December 31, 2013. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are described in Note 4. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

/s/Paritz & Company P.A.

Hackensack, New Jersey

April 14, 2015

Table of Contents	F-2

 CANWEALTH MINERALS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalent	$—	$466
Total current assets	—	466

Property and equipment	39,494	43,063

Other assets:
Intangible assets	22,224	24,233
Total other assets	22,224	24,233

Total assets	$61,718	$67,762

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Bank indebtedness	$325	$—
Accounts payable and accrued liabilities	397,281	217,296
Convertible notes payable	64,977	22,558
Loans from non-related parties	59,046	54,775
Loans from related parties	60,074	63,451
Total current liabilities	581,703	358,080

Commitments and contingencies	—	—

Stockholders' deficit:
Preferred stock; $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding as of December 31, 2014 and December 31, 2013	—	—
Common stock; $0.0001 par value, 100,000,000 shares authorized,
50,771,631 and 50,769,231 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	5,077	5,077
Additional paid in capital	8,170	6,041
Other comprehensive income (loss)	38,050	11,543
Deficit accumulated	(571,282)	(312,979)
Total stockholders' deficit	(519,985)	(290,318)

Total liabilities and stockholders' deficit	$61,718	$67,762

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-3

CANWEALTH MINERALS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended December 31, 2014	For the year ended December 31, 2013
Revenue	$—	$—
OPERATING EXPENSES:
Selling, general and administrative	254,895	102,248
Total operating expenses	254,895	102,248
Loss from operations	(254,895)	(102,248)
OTHER INCOME (EXPENSE):
Interest expense	(3,408)	(764)
Loss before provision for income taxes	(258,303)	(103,012)
Provision for income taxes:	—	—
NET LOSS	$(258,303)	$(103,012)
Loss per common share, basic and diluted	$(0.00)	$(0.00)
Weighted average shares, basic and diluted	50,770,431	49,955,532
Comprehensive loss:
Net loss	(258,303)	(103,012)
Foreign currency translation adjustment	26,507	12,338
Comprehensive loss	$(231,796)	$(90,674)

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-4

CANWEALTH MINERALS CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock
	Shares	Amount	Additional paid in capital	Other comprehensive income	Accumulated Deficit	Total
Balance, December 31, 2012	44,169,231	$4,417	$—	$(795)	$(200,787)	$(197,165)
Effect of reverse acquisition, February 11, 2013	6,600,000	660	—	—	(9,180)	(8,520)
Capital contribution	—	—	6,041	—	—	6,041
Foreign currency translation gain	—	—	—	12,338	—	12,338
Net loss for year ended December 31, 2013	—	—	—	—	(103,012)	(103,012)
Balance December 31, 2013	50,769,231	5,077	6,041	11,543	(312,979)	(290,318)
Net loss for the year ended December 31, 2014	—	—	—	—	(258,303)	(258,303)
Issuance of shares	2,400	—	2,129	—	—	2,129
Foreign currency translation	—	—	—	26,507	—	26,507
Balance December 31, 2014	50,771,631	$5,077	$8,170	$38,050	$(571,282)	$(519,985)

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-5

CANWEALTH MINERALS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2014	For the year ended December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES :
Net loss	$(258,303)	$(103,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest on convertible notes payable	2,515	—
Changes in operating assets and liabilities:
Other current assets	—	3,601
Bank indebtedness	325	—
Accounts payable and accrued liabilities	179,985	51,585
Net cash used in operating activities	(75,478)	(47,826)
CASH FLOWS FROM INVESTING ACTIVITIES:	—	—
CASH FLOWS FROM FINANCING ACTIVITES:
Proceeds from issuance of shares	2,129	—
Cash acquired on acquisition	—	82
Proceeds from issuance of convertible note payable	39,904	2,456
Repayment of loans from related party	(3,377)	(17,023)
Proceeds from advances from others	4,271	54,775
Capital contribution	—	6,041
Net cash provided by financing activities	42,927	46,331
Effect of foreign exchange gain	32,085	1,537
Net increase (decrease) in cash and cash equivalents	(466)	42
Cash and cash equivalents at beginning of year	466	424
Cash and cash equivalents at end of year	$—	$466
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$—	$—
Cash paid during the period for income taxes	$—	$—
NON CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment purchased through loans from related Parties	$—	$(1,127)
Intangible assets purchased through loans from related parties	$—	$(11,095)
Recapitalization effect on reverse acquisition	$—	$9,180
Sale of property and equipment to related party	$—	$10,024

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents	F-6

CANWEALTH MINERALS CORPORATION

Notes to Consolidated Financial Statements

December 31, 2014

NOTE 1 - NATURE OF OPERATIONS

Canwealth Minerals Corporation was organized on February 1, 2006 under the laws of the Canada Business Corporations Act.

Canwealth’s mission is to develop the mining concessions it has registered in various areas of Northern Quebec, which based on assay reports of preliminary samples taken from these sites, has shown to contain traces of various elements such as gold, silver, copper, rare earth and other such minerals.

The Company, when presented with the opportunity to do so, will seek to register additional land claims in other regions of Quebec, however it is not limited to only that region of North America, or any other area where opportunities may present themselves.  Upon entering into agreements to acquire concessions, the Company will market the properties to mining companies and other interested parties.

The Company’s year end is December 31.

The Company is in the exploratory stage as defined by Accounting Standards Codification subtopic 915-10, Development Stage Entities (“ASC 915-10”) with its efforts principally devoted to developing a platform of prime quality energy assets. To date, the Company has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. As of December 31, 2014, the Company has accumulated deficit of $571,282. The Company also owns as of December 31, 2014, mining equipment with an associated cost of $39,494 and mining concessions at a cost of $22,224.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the presentation of financial statements are as follows:

Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ materially from the estimates.

Table of Contents	F-7

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2014 cash consists of a checking account.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 930, Extractive Activities – Mining. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. As of December 31, 2014, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standards Codification 930, Extractive Activities –Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. The Company held mining claims with respect to five mineral properties as of December 31, 2014, which are presented as intangible assets of $22,224.

 Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. There were no diluted shares as of December 31, 2014 and 2013.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

Table of Contents	F-8

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At December 31, 2014 and December 31, 2013, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), include cash, accounts payable and convertible notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2014.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;
Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2014 and December 31, 2013. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the year ended December 31, 2014 and December 31, 2013.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Canwealth is the Canadian Dollar (“CAD”). For financial reporting purposes, CAD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the results of operations. There has been no significant fluctuation in the exchange rate for the conversion of CAD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2014 and 2013 consisted of net income and foreign currency translation adjustments.

Table of Contents	F-9

The exchange rates used to translate amounts in CAD into USD for the purposes of preparing the financial statements were as follows:

	December 31, 2014	December 31, 2013
Period-end CAD: USD exchange rate	0.8620	0.9399
Average Period CAD: USD exchange rate	0.9022	0.9710

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2014 and December 31, 2013, the Company did not have any issued or outstanding stock options.

Concentration and Credit Risk

The Company’s principal operations are all carried out in Canada. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Canada, and by the general state of Canadian economy. The Company’s operations in Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. As of December 31, 2014, the Company had not incurred any research and development expenses.

Reliance on Key Personnel and Consultants

The Company employs one executive officer. The Company is heavily dependent on the continued active participation of Mr. McIntosh and key consultants. The loss of any of Mr. McIntosh or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform to the current period’s presentation. These reclassifications had no impact on the reported net loss.

Impact of New Accounting Standards

Table of Contents	F-10

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

NOTE 3 - GOING CONCERN MATTERS

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. As of December 31, 2014, the Company has a deficit accumulated of $571,282 and has incurred significant operating losses and negative cash flows. For the year ended December 31, 2014, the Company sustained a net loss of $258,303 compared to a net loss of $103,012 for the year ended December 31, 2013. The Company will need additional financing which may take the form of equity or debt and the Company has converted certain liabilities into equity. In the event the Company is not able to increase its working capital, the Company will not be able to implement or may be required to delay all or part of its business plan, and its ability to attain profitable operations, generate positive cash flows from operating and investing activities and materially expand the business will be adversely affected. The accompanying consolidated financial statements do not include any adjustments relating to the classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

The Company is seeking to raise capital through public offerings and through other potential financings and business opportunities. The Company’s goal is to raise the initial funding of approximately $15,000,000 to enable it to fund its operations for the next twelve months and beyond. These operations will be to engage a team of mining specialists and geologists, further develop the mining claims that the Company already owns, and to perform additional tests on existing claims to determine an overall strategy or mining plan. The amount of money raised will determine how long the Company will continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2014 and December 31, 2013 are as follows:

	December 31, 2014	December 31, 2013
Mining machinery and equipment	$39,494	$43,063
Total	$39,494	$43,063

No depreciation has been charged for the years ended December 31, 2014 and 2013, since the Company is in assembly and testing mode, not in operations.

NOTE 5 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, par value of $0.0001.

As of December 31, 2014 and December 31, 2013, no preferred stock was issued and outstanding.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock with par value of $0.0001 per share.

As of December 31, 2014 and December 31, 2013, there were 50,771,631 and 50,769,231 shares of common stock issued and outstanding, respectively.

Table of Contents	F-11

NOTE 6 - RELATED PARTY TRANSACTIONS

Mr. Garth McIntosh, the Company’s Chairman of the Board, Chief Executive Officer and President, is also a majority shareholder of ICBS Ltd. which is the largest shareholder of Canwealth Minerals Corporation. As of December 31, 2014 and December 31, 2013, the Company has taken loans from shareholders of $60,074 and $63,451, respectively. No formal repayment terms or arrangements existed. The entire above loan is non-interest bearing and payable on demand.

ICBS Ltd. has given a loan to the Company and also transferred the assets worth $39,494 as of December 31, 2014. As of December 31, 2013, the Company acquired intangible asset of $22,224 through loans from related parties.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

On October 20, 2012, the Company entered into an agreement with a third party non-affiliate to a 20% interest bearing convertible note for $22,558 ($20,000 CAD original principal amount) due on December 31, 2014, with the conversion features commencing immediately. The note is convertible into 100,000 shares of common stock of the Company. As of December 31, 2014, the balance in the note and accrued interest was $22,558. The lender has agreed to freeze interest at $4,000 CAD provided the loan is repaid on or prior to that date. In February 2015, the loan was extended to December 31, 2016.

On March 1, 2014, the Company entered into three arrangements with third parties to 10% interest bearing notes totaling $14,944, accrued interest included ($15,000 CAD original principal amount), which are convertible into common stock of the Company at the market price plus 50% additional shares at the same market price on the date of conversion.

On September 1, 2014, the Company entered into an arrangement with a third party non-affiliate to a 10% interest bearing convertible note totaling $4,788, accrued interest included ($5,000 CAD original principal amount), which is convertible into common stock of the Company at the market price plus 33% additional shares at the same market price on the date of conversion.

On July 2, 2014, the Company entered into an arrangement with a third party non-affiliate to a 10% interest bearing convertible note totaling $4,525, accrued interest included ($5,000 CAD original principal amount), which is convertible into common stock of the Company at the market price plus 33% additional shares at the same market price on the date of conversion.

On June 19, 2014, the Company entered into an arrangement with a third party non-affiliate to a 10% interest bearing convertible note totaling $18,161, accrued interest included ($20,000 CAD original principal amount), which is convertible into common stock of the Company at the market price plus 25% additional shares at the same market price on the date of conversion.

Interest on these loans is accrued to December 31, 2014.

NOTE 8 – LOAN FROM NON-RELATED PARTIES

The Company has loans from a non-related party of $59,046. These loans are non-interest bearing and payable on December 31, 2016.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating lease

The Company does not currently lease facilities.

Table of Contents	F-12

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, The Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of its operations or liquidity. The Company had no pending legal proceedings or claims other than described above as of December 31, 2014.

NOTE 10 – INCOME TAXES

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”), which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been reflected in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but are not limited to, accounting for intangibles, debt discounts associated with convertible debt, equity based compensation and depreciation and amortization.

At December 31, 2014, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $556,300, which expires in the year 2034, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized. Based upon the change in ownership rules under section 382 of the Internal Revenue Code of 1986, if in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating losses carry forwards may be significantly limited as to the amount of use in a particular year. All or a portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

The significant components of the deferred tax assets (liabilities) as of December 31, 2014 are summarized below:

Net operating loss carry forwards expiring through 2033	$556,300
Tax Asset	111,300
Less valuation allowance	(111,300)
Balance	$—
Net operating loss carry forwards 2014 (estimated)	$556,300
Balance	$556,300

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2014, the Company has no unrecognized tax benefit from uncertain tax positions, including interest and penalties.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

Statutory federal (US) income tax rate	35.0%
Tax rate difference between Canada and USA	(15.0)%
Effective tax rate	20.0%

Table of Contents	F-13

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

Deferred Tax Asset: (Liability)
Net operating loss carry forward	$556,300
Valuation allowance	(556,300)
Net Deferred Tax Asset (Liability)	$—

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated events occurring after the date of these financial statements through the date that these financial statements were issued. There have been no events that would require adjustment to or disclosure in the financial statements.

Table of Contents	F-14

CANWEALTH MINERALS CORPORATION

PRELIMINARY PROSPECTUS

Up to 8,602,000 Shares

Common Stock

____________________, 2015

Table of Contents	40

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$99.96
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$11,000.00
Total	$26,099.96

Item 14.  Indemnification of Directors and Officers

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Our Articles of Incorporation and Bylaws

Our certificate of incorporation provides for indemnification of our directors, officers, agents and employees to the fullest extent permitted by the DGCL. Our bylaws provide that, to the extent permitted by applicable law, we will generally indemnify any director, officer, agent or employee of the Company for judgments, fines, amounts paid in settlement or expenses (including attorneys’ fees) actually and reasonably incurred by such indemnified person, provided he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, he or she had no reason to believe his or her conduct was unlawful.

Table of Contents	41

Item 15.  Recent Sales of Unregistered Securities

For each of the following transactions, we relied upon the exemptions from registration provided by 4(2) of the Securities Act and Rule 506 promulgated thereunder, based upon (i) the fact that each investor was an accredited or sophisticated investor with experience in investing in securities such that it could evaluate merits and risks related  to our securities; (ii) that no general solicitation of the securities was made by us; (iii) the securities issued were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act; and (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities:

On February 11, 2013, the merger contemplated by the Merger Agreement dated August 10, 2012, among USG1, Inc., Canwealth Delaware and Kimi Royer (as representative of the USG1 stockholders) was consummated.  Upon the closing, the existing shares of Canwealth Delaware common stock converted into 44,169,231 shares of USG1 common stock. The shares were issued upon reliance on the exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof.

On June 30, 2014, the Company issued 2,400 shares with par value of $0.0001 per share for proceeds of $2,129.

On October 20, 2012, we received a CAD20,000 loan from Robert Howarth which is evidenced by a convertible promissory note with an original maturity date of December 31, 2014. The convertible promissory note bears interest at a rate of 20% per annum and is immediately convertible into 100,000 shares of our common stock. As of December 31, 2014, the principal balance of the convertible promissory note was CAD20,000, and accrued interest thereunder was CAD4,000. In February 2015, Mr. Howarth agreed to extend the maturity date of this convertible promissory note until December 31, 2016. We have not yet repaid this convertible promissory note.

During the nine months ended September 30, 2013, we received advances of $28,550 from Mr. Howarth for working capital purposes. As of September 30, 2013, the principal balance of those advances was $26,145. The advances are non-interest bearing and were repayable on December 31, 2013. In February 2015, Mr. Howarth agreed to extend the repayment due date for these advances until December 31, 2016. We have not yet repaid these advances.

On August 26, 2013, we issued a promissory note in the principal amount of CAD14,000 to Mr. Howarth as consideration for our re-acquisition of 140 mining claims which previously lapsed. The promissory note is non-interest bearing with an original maturity date of August 26, 2014. In February 2015, Mr. Howarth agreed to extend the maturity date of this promissory note until December 31, 2016. We have not yet repaid this promissory note.

On November 1, 2013, we issued a promissory note in the principal amount of CAD2,200 to Mr. Howarth as consideration for the transfer of 22 mining claims to us (some of which were previously lapsed mining claims of ours). The promissory note is non-interest bearing with an original maturity date of November 1, 2014. In February 2015, Mr. Howarth agreed to extend the maturity date of this promissory note until December 31, 2016. We have not yet repaid this promissory note.

On March 1, 2014, the Company received loans totaling CAD15,000 from three non-affiliates which are evidenced by convertible promissory notes bearing interest at a rate of 10% per annum. These promissory notes are convertible into shares of our common stock at the market price plus 50% additional shares at the same market price on the date of conversion. As of the date hereof, none of these promissory notes have reached their respective maturity date.

On June 19, 2014, the Company received a loan of CAD20,000 from a non-affiliate which is evidenced by a convertible promissory note bearing interest at a rate of 10% per annum. This promissory note is convertible into shares of our common stock at the market price plus 25% additional shares at the same market price on the date of conversion. As of the date hereof, this promissory note has not reached its maturity date.

Table of Contents	42

On July 2, 2014, the Company received a loan of CAD5,000 from a non-affiliate which is evidenced by a convertible promissory note bearing interest at a rate of 10% per annum. This promissory note is convertible into shares of our common stock at the market price plus 33% additional shares at the same market price on the date of conversion. As of the date hereof, this promissory note has not reached its maturity date.

On September 1, 2014, the Company received a loan of CAD5,000 from a non-affiliate which is evidenced by a convertible promissory note bearing interest at a rate of 10% per annum. This promissory note is convertible into shares of our common stock at the market price plus 33% additional shares at the same market price on the date of conversion. As of the date hereof, this promissory note has not reached its maturity date.

Item 16.   Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.2	Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 11, 2014.

3.3	Specimen stock certificate of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.4	Certificate of Merger, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on February 15, 2013.

5.1	Opinion of Westerman Ball Ederer Miller Zucker & Sharfstein, LLP.*

10.1	Agreement and Plan of Merger, dated August 10, 2012, by and among Canwealth Minerals Corporation, USG1, Inc. and Kimi Royer, as representative of the USG1 Stockholders, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 14, 2012.

10.2	First Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on February 15, 2013.

10.3	Second Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on February 15, 2013.

16.1	Letter of KCCW Accountancy Corp. to the Securities and Exchange Commission regarding change in independent registered accounting firm, incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed on April 12, 2013.

16.2	Letter of RBSM, LLP to the Securities and Exchange Commission regarding change in independent registered accounting firm, incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed on February 11, 2014.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1, filed on July 8, 2013.

23.1	Consent of Paritz & Company, P.A.*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

 * Filed herewith

Table of Contents	43

Item 17.  Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Table of Contents	44

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Canada, on April 28, 2015.

CANWEALTH MINERALS CORPORATION

By:	/s/ Garth McIntosh
Garth McIntosh
Chief Executive Officer and Chief Financial Officer

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Garth McIntosh as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons on April 28, 2015 in the capacities stated:

Name	Title

/s/ Garth McIntosh	Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), and Director
Garth McIntosh

/s/ Carl Caumartin	Director
Carl Caumartin

/s/ Neji Jedda	Director
Neji Jedda

Table of Contents	45

 EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.2	Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 11, 2014.

3.3	Specimen stock certificate of the Registrant, incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 10, filed on October 26, 2011.

3.4	Certificate of Merger, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on February 15, 2013.

5.1	Opinion of Westerman Ball Ederer Miller Zucker & Sharfstein, LLP.*

10.1	Agreement and Plan of Merger, dated August 10, 2012, by and among Canwealth Minerals Corporation, USG1, Inc. and Kimi Royer, as representative of the USG1 Stockholders, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 14, 2012.

10.2	First Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on February 15, 2013.

10.3	Second Amendment to Agreement and Plan of Merger, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on February 15, 2013.

16.1	Letter of KCCW Accountancy Corp. to the Securities and Exchange Commission regarding change in independent registered accounting firm, incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed on April 12, 2013.

16.2	Letter of RBSM, LLP to the Securities and Exchange Commission regarding change in independent registered accounting firm, incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K, filed on February 11, 2014.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1, filed on July 8, 2013.

23.1	Consent of Paritz & Company, P.A.*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

 * Filed herewith

Table of Contents	46